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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One):[ ]Form 10-K [ ]Form 11-K [X]Form 10-QSB [ ]Form N-SAR

                 For Period Ended:  December 31, 1999
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR

                 For the Transition Period Ended:
                                                  ---------------------------

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION

VIRTUAL ACADEMICS.COM, INC.
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Full name of registrant

N/A
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Former name if applicable

6421 Congress Avenue
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Address of principal executive office (STREET AND NUMBER)

Boca Raton, FL 33487
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City, state and zip code


                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [X] (a)   |   The reasons described in reasonable detail in Part III of this
           |   form could not be eliminated without unreasonable effort or
           |   expense;
           |
 [X] (b)   |   The subject annual report, semi-annual report, transition
           |   report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion
           |   thereof will be filed on or before the 15th calendar day
           |   following the prescribed due date; or the subject quarterly
           |   report or transition report on Form 10-Q, or portion thereof
           |   will be filed on or before the fifth calendar day following the
           |   prescribed due date; and Amended in Release No. 34-26589
               (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.
           |
 [ ] (c)   |   The accountant's statement or other exhibit required by Rule
           |   12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

[Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306].

     THE FORM 10-QSB CANNOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD BECAUSE OF A RECENT ACQUISITION AND ADDITIONAL TIME IS REQUIRED BY REGISTRANT'S MANAGEMENT TO FINALIZE THE NECESSARY FINANCIAL INFORMATION FOR THE FORM 10-QSB.
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                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         James M. Schneider                (954)                 763-1200
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                     VIRTUAL ACADEMICS.COM, INC.

Date   February 15, 2000             By: /s/ Steven M. Bettinger
    -----------------------------        ---------------------------------------
                                         Name: Steven M. Bettinger
                                         Its:  President